SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release ("**Agreement**"), effective as of the date this Agreement is fully executed ("**Effective Date**"), is made and entered into by and between Clean Vision Corporation, a Nevada Corporation ("**Clean Vision**" or "**Company**"), Christopher Percy ("**Percy**"), and Daniel Bates ("**Bates**"). At times and where appropriate, Clean Vision, Percy and Bates are collectively referred to as the "**Parties**" and each, individually, as a "**Party**."

RECITALS

WHEREAS Percy is a former member of Clean Vision's Board of Directors ("**Board**") as well as a former Clean Vision executive;

WHEREAS Bates is a current member of the Board, and the current Chief Executive Officer for Clean Vision;

WHEREAS a dispute arose among Percy, Clean Vision and Bates with respect to the management and operation of Clean Vision, as well as Percy's employment/position at Clean Vision (the "**Dispute**");

WHEREAS, Clean Vision alleges that Percy, as a member of Clean Vision's Board, breached his fiduciary duties to the Company by, among other things, publicly making false statements about the Company and its CEO Bates;

WHEREAS, pursuant to the above allegations, Clean Vision filed suit against Percy in Clark County, Nevada in the Eighth Judicial District Court (Case No: A-22-858543-B), with the case being subsequently removed to the United States District Court, District of Nevada (2:22-cv-01862-ART-NJK), and thereafter, Percy counterclaimed against Clean Vision, and furthermore, brought third-party claims against Bates for breach of fiduciary duty, indemnity and contribution (hereinafter collectively the "**Litigation**");

NOW THEREFORE, without any Party admitting liability or fault, or admitting to or denying the above allegations, and in a compromise of each of their positions and rights, the Parties desire to enter into this Agreement to resolve all disputes related to their respective rights, claims and allegations related in any way to the Dispute or the Litigation.

AGREEMENT

Intending to be legally bound and in consideration of the terms, promises, agreements, and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

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1. *Terms and Conditions of Settlement.*

a. *Cash Consideration*

Upon full execution of this Agreement, Percy shall pay, or cause to be paid, ONE HUNDRED FIFTY THOUSAND U.S. DOLLARS ($150,000.00) to Clean Vision (the "**Percy Payment**"). This Agreement is expressly contingent upon Clean Vision's receipt of the Percy Payment, which shall be remitted within 10 business days of the Effective Date, and remitted to the trust account of Clean Vision's counsel. The Parties agree and understand this the Percy Payment will be funded with insurance monies from Clean Vision's Directors and Officers Liability and Company Liability Insurance policy ("**D&O Policy**").

Within 10 business days of the Percy Payment clearing in the trust account of Clean Vision's counsel, Bates shall remit TWENTY-FIVE THOUSAND U.S. DOLLARS ($25,000.00) to the trust account of Percy's counsel (the "**Bates Payment**"). Additionally, Bates and Percy shall work together as necessary to promptly release the $5,000.00 USD Temporary Restraining Order/Preliminary Injunction bond currently deposited with the Clerk of the Court for the Eighth Judicial District Court, Clark County, Nevada. Said bond, once released, shall be promptly remitted to Percy's counsel's trust account.

b. *Share Consideration*

Clean Vision agrees to, within 10 days of the Effective Date, instruct its transfer agent to (i) issue Percy 1.5 million shares in Clean Vision common stock (CLNV), (ii) restore and/or re-issue to Percy 3.0 million shares in Clean Vision common stock that was previously cancelled; and (iii) withdraw its stop-transfer demand currently in place with respect to Percy's 4.2 million Clean Vision common stock shares (collectively the "**Shares**"). For the avoidance of doubt, Clean Vision shall be deemed to have fully performed with respect to this Section 1(b) of this Agreement upon its execution and delivery of the transfer agent instructions affixed hereto as **Exhibit 1.**

c. *Leak-Out Provision*

Additionally, with respect to the above referenced Shares, Percy agrees to leak out any future sale of the Shares, and specifically agrees to not sell, on any given trading day, the Shares in an amount that exceeds more than 10 percent of the daily volume on any given trading day, with the daily volume to be determined by the trading platform upon which such common stock is then traded, which currently is the OTC Markets Group.

2. *Mutual Release of Claims, Class Action Waiver & Stipulated Dismissal*

a. *Clean Vision's Release of Claims.* As consideration for this Agreement, upon the full execution of this Agreement, Clean Vision, and all of its successors, heirs, assignees, designees, and all representatives, directors, employees, agents, attorneys, and each of their respective affiliates, hereby release, waive, relinquish, disavow and forever discharge Percy, and all of his successors, heirs, assignees, designees, and all representatives, agents, attorneys, and each of their respective affiliates, from any and all claims, actions, or causes of action (including,

without limitation, any claims for contract or tort damages, punitive damages, misrepresentation, violation of any law, statute, or administrative regulation, contribution, apportionment, equitable indemnity, express and/or contractual indemnity, unasserted claims, counter claims, or cross claims, and any other damages or loss or other form of relief), debts, demands, payments, rights, obligations, loss, judgments, awards, attorneys' fees, costs, interests, damages, lawsuits, liabilities, claims for reimbursement for costs or expenses, offsets, counterclaims, and defenses to collection or enforcement, benefits and causes of action of whatever kind, nature or character, known or unknown, suspected, fixed or contingent, past, present, or future, in law or in equity, related only to this Dispute or Litigation, or those that could have been brought in connection therewith against any person or entity.

b. *Percy's Release of Claims*. As consideration for this Agreement, upon the full execution of this Agreement, Percy, and all of his successors, heirs, assignees, designees, and all representatives, agents, attorneys, and each of their respective affiliates, hereby release, waive, relinquish, disavow and forever discharge both Clean Vision and Bates, and all of its/his successors, heirs, assignees, designees, and all representatives, directors, employees, agents, attorneys, and each of their respective affiliates, from any and all claims, actions, or causes of action (including, without limitation, any claims for contract or tort damages, punitive damages, misrepresentation, violation of any law, statute, or administrative regulation, contribution, apportionment, equitable indemnity, express and/or contractual indemnity, unasserted claims, counter claims, or cross claims, and any other damages or loss or other form of relief), debts, demands, payments, rights, obligations, loss, judgments, awards, attorneys' fees, costs, interests, damages, lawsuits, liabilities, claims for reimbursement for costs or expenses, offsets, counterclaims, and defenses to collection or enforcement, benefits and causes of action of whatever kind, nature or character, known or unknown, suspected, fixed or contingent, past, present, or future, in law or in equity, related only to this Dispute or Litigation.

c. *Bates' Release of Claims*. As consideration for this Agreement, upon the full execution of this Agreement, Bates, and all of his successors, heirs, assignees, designees, and all representatives, agents, attorneys, and each of their respective affiliates, hereby release, waive, relinquish, disavow and forever discharge, Percy, and all of his successors, heirs, assignees, designees, and all representatives, agents, attorneys, and each of their respective affiliates, from any and all claims, actions, or causes of action (including, without limitation, any claims for contract or tort damages, punitive damages, misrepresentation, violation of any law, statute, or administrative regulation, contribution, apportionment, equitable indemnity, express and/or contractual indemnity, unasserted claims, counter claims, or cross claims, and any other damages or loss or other form of relief), debts, demands, payments, rights, obligations, loss, judgments, awards, attorneys' fees, costs, interests, damages, lawsuits, liabilities, claims for reimbursement for costs or expenses, offsets, counterclaims, and defenses to collection or enforcement, benefits and causes of action of whatever kind, nature or character, known or unknown, suspected, fixed or contingent, past, present, or future, in law or in equity, related only to this Dispute or Litigation.

d. *Exclusions from Mutual Releases.* Notwithstanding anything to the contrary set forth in this Agreement or elsewhere, any claims arising out of: (1) the breach and/or enforcement of this Agreement, and (2) the D&O Policy are excluded from the releases provided in Sections 2(a)-(c) of this Agreement. For the avoidance of doubt, each Party expressly reserves any and all rights it may have against the Insurer, pursuant to Nevada law and/or the D&O Policy, including reimbursement of attorneys' fees and costs.

e. *Stipulated Dismissal.* Within five (5) business days of Bates remitting the Bates Payment, as set forth in Section 1(a) above, the Parties, through counsel, shall submit a joint

stipulation to the United States District Court, District of Nevada, dismissing all claims, crossclaims, counterclaims, and/or third-party claims in the Litigation, with prejudice.

f. *Forum Selection Clause & Governing Law*. All disputes related to or arising under this Agreement shall be governed by and interpreted in accordance with the laws of Nevada, without regard to principles of conflict of laws. The Parties to this Agreement will submit all disputes/legal actions arising under or related to this Agreement for adjudication in Clark County, NV.

3. *Adoption of Recitals*. The recitals set forth above are adopted as part of the Agreement, and the facts set forth therein are acknowledged and agreed to be true and correct.

4. *Entire Agreement & Representation by Counsel*. All prior or contemporaneous understandings or agreements between the Parties are merged into this Agreement. This Agreement, along with the exhibit referenced herein, expresses the entire agreement between the Parties on all matters. This Agreement may be modified only in writing, signed by all the Parties, and no term or provision may be waived except by such writing. There are no other agreements or representations, express or implied, either oral or in writing, between the Parties concerning the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties acknowledge and agree that they have been represented by counsel in connection with the preparation, negotiation, and execution of this Agreement.

5. *Mutual Non-Disparagement Clause & Press Release*. Neither Clean Vision nor Bates shall, at any time from the execution of this Agreement, directly or indirectly, disparage Percy, or any of his products or affiliates, agents, partners, shareholders, directors, officers, members, subsidiaries or agents. Likewise, Percy agrees, upon the execution of this Agreement, that he shall not directly or indirectly, disparage Clean Vision or Bates, or any of its/his products or affiliates, agents, partners, shareholders, directors, officers, members, subsidiaries or agents. Additionally, within 5 days of the Effective Date, Clean Vision agrees to issue a press release using substantially similar language set forth in the draft press release affixed hereto as **Exhibit 2**.

6. *Time of Essence*. Time is of the essence of this Agreement and all its provisions.

7. *Benefit, Assignees and Designees*. This Agreement shall be binding upon and inure to the benefit of the Parties, and each of them, their successors, assigns, personal representatives, agents, employees, directors, officers, and servants.

8. *Further Instructions*. The Parties shall take such actions and execute, acknowledge, and deliver such other instruments and documents as may be necessary or appropriate to carry out the full intent and purpose of this Agreement.

9. *Headings and Captions*. The section headings and captions in this Agreement are inserted for convenience and reference only, and the parties intend that they shall be disregarded in interpreting the terms, covenants, conditions, and provisions of this Agreement.

10. *Counterparts.* This Agreement may be executed in any number of counterparts and each counterpart executed by any of the undersigned together with all other counterparts so executed shall constitute a single instrument and agreement of the undersigned. Facsimile and electronic copies hereof and facsimile or electronic signatures hereon shall have the same force and effect as originals.

11. *Attorney's Fees & Costs of Enforcing Agreement*. Each Party shall bear its own fees and costs related to the resolution of this matter involving the Dispute and Litigation, the drafting and negotiation of this Agreement, and any other matters related to the settlement

contemplated herein. The Parties agree and understand that this Section does not in and of itself absolve the insurance carrier for the D&O Policy from any obligations it may have, nor does this Section obviate the ability of any Party to seek to recover any attorney's fees and costs or other damages from said insurance carrier. The Parties additionally agree and understand the prevailing Party in any enforcement action related to this Agreement shall be entitled to its attorney's fees and all costs, legal or otherwise.

12. *Severability*. If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from the Agreement.

13. *Currency*. All statements of monetary value expressed within this Agreement shall be in United States Dollars (USD) unless otherwise specified.

14. *Notice*. Should any notice be required or necessary under this Agreement, such notice can be given via e-mail or U.S. mail to the Parties' counsel as set forth below:

a. *Notice given to Clean Vision or Bates shall be sent to*:
Marquis Aurbach Chtd.
c/o Brian Hardy & Alex Calaway
10001 Park Run Drive
Las Vegas, NV 89145

b. *Notice given to Percy shall be sent to:*
Lewis Roca Rothgerber Christie
c/o Stephen Steele
3993 Howard Hughes Parkway, Ste. 600
Las Vegas, NV 89169

c. At any given time, the Parties can, via the notice procedures set forth above, alter the details for whom to provide notice to.

[Signature Page Below]

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the date below their signatures.

CLEAN VISION CORPORATION

Dated: July 3, 2023

By: ______________________

Printed Name: Daniel Bates

Position: Director & Chief Executive Officer

CHRISTOPHER PERCY, individually

Dated: ______________________

By: ______________________

Printed Name: Christopher Percy

DANIEL BATES, individually

Dated: July 3, 2023

By: ______________________

Printed Name: Daniel Bates

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the date below their signatures.

CLEAN VISION CORPORATION

Dated: ________________________ By:_______________________________________

Printed Name: Daniel Bates____________________

Position: Director & Chief Executive Officer______

CHRISTOPHER PERCY, individually

Dated: _Monday 3rd July 2023_____ By:_______________________________________

Printed Name: Christopher Percy_____________

DANIEL BATES, individually

Dated: ________________________ By:_______________________________________

Printed Name: Daniel Bates__________________